Exhibit 3.25

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Clean Harbors Development, LLC.

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip code 19801.  The name of its Registered agent at such address is The Corporation Trust Company.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                 .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 18th day of March, 2008.

By:	/s/ C. Michael Malm
C. Michael Malm

CLEAN HARBORS DEVELOPMENT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT made this March 18, 2008 and effective as of the Effective Date, by and among William J. Geary, Eric W. Gerstenberg, Alan S. McKim, and James M. Rutledge, as Managers; and Clean Harbors, Inc., a Massachusetts corporation, as the sole Initial Member.  Certain capitalized terms used herein have the respective meanings set forth in Section 14.01 hereof.

ARTICLE I
ORGANIZATION

SECTION 1.01             Formation of the Company.  Clean Harbors Development, LLC (the “Company”) is formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C § 18-101, et seq.), as amended from time to time (the “Delaware Act”), through the filing of the Certificate with the Delaware Secretary of State on the Effective Date of this Agreement.  The parties hereto agree to conduct the business of the Company in accordance with the provisions of the Delaware Act and of this Agreement.

SECTION 1.02             Name, Registered Office, and Maintenance of Books and Records.  The name of the Company is “Clean Harbors Development, LLC.”  The initial address of the Company’s registered office in Delaware is 32 Lookerman Square, Suite 109, Dover, Dent County, Delaware 19901, and its initial agent at such address for service of process is Capitol Corporate Services, Inc.  The Company’s books and records shall be maintained at c/o Davis, Malm & D’Agostine, P.C., One Boston Place, 37th Floor, Boston, Massachusetts 02108.  A Majority of the Managers may change the location at which the Company’s books and records shall be maintained to such other location within the United States as such Managers may determine at any time, upon written notice to the Members stating such new location.  A Majority of the Managers may also change the Company’s registered agent from time to time in their sole discretion.

SECTION 1.03             Purposes. The purposes and objectives of the Company are (a) to buy, own, sell, lease, manage, operate, improve, develop and otherwise deal in real property, and (b) to engage in any other lawful activities allowed to be conducted by a limited liability company under the Delaware Act.

SECTION 1.04             Powers.  Subject to the terms of this Agreement, and consistent with the purposes stated in Section 1.03 hereof, the Company shall have the following powers: (i) to enter into all agreements and engage in all activities and transactions necessary or advisable to carry out the Company’s purposes; and (ii) to have all other powers available to it as a limited liability company organized under the laws of the State of Delaware.  Without limitation of the foregoing, the Company shall have the powers: to acquire and dispose of assets and other property; to act as a general partner, limited partner, manager and/or member of any other Person; negotiate, enter into, and modify agreements including, without limitation, partnership agreements, limited liability company agreements, and leases or subleases of any real estate or personal property; to incur obligations for and in connection with its business; to borrow money and provide guarantees for the obligations of other Persons and, if required by any lender, as security therefor to mortgage, pledge and grant security interests in all or any part of the assets and other property owned by the Company; to repay, in whole or in part, refinance, consolidate, recast, increase, modify or extend any loans which may affect any of the assets and other property owned by the Company; and to execute any and all other documents and instruments and exercise all powers necessary or appropriate to carry out the business of the Company.

ARTICLE II

CONDUCT AND MANAGEMENT OF THE COMPANY

SECTION 2.01             Managers.  Except as otherwise provided in this Agreement, the business of the Company shall be conducted by and under the control of the Managers.  The names and current addresses of the initial Managers are as described in Schedule A hereto.  One or more substitute or additional Managers may be elected at any time in the future by the Members.  Each of the original Managers and any such substitute or additional Managers shall serve as a Manager until either (i) his voluntary resignation as a Manager, or (ii) his removal as a Manager with or without cause at any time by a Majority of the Managers or by the Members.  The Managers shall not be required to make any Capital Contributions to the Company.

SECTION 2.02             Officers.

(a)           In order to facilitate the day-to-day operation of the Company’s business, the Company shall have the following Officers: a President, a Vice President, a Treasurer and a Secretary, and any such additional Officers as a Majority of the Managers may from time to time deem appropriate.  The President shall be a Manager, but none of the other Officers need be a Manager.  Unless otherwise determined from time to time by a Majority of the Managers or by the Members, the President shall be the chief executive officer of the Company, the Treasurer shall be responsible for maintaining the funds and financial books and records of the Company, and the Secretary shall be responsible for maintaining the records of actions (whether by written consent or meeting) of the Managers and of the Members and the other non-financial records of the Company.

(b)           Unless otherwise determined from time to time by a Majority of the Managers or by the Members, William J. Geary shall be President, James M. Rutledge shall be Executive Vice President, Janet Frick shall be Vice President and Treasurer, and C. Michael Malm shall be Secretary.

(c)           Each of the Officers of the Company may be removed (and his successors elected) at any time by a Majority of the Managers or by the Members.

(d)           Except as may otherwise be determined from time to time by a Majority of the Managers or by the Members, the Managers hereby delegate to the President then in office full authority to act on behalf of the Company.  Except as may otherwise be determined from time to time by a Majority of the Managers or the Members, the President shall have, without further approval or consent of any of the other Managers or the Members, full authority: to acquire and dispose of assets and other property on behalf of the Company; to negotiate, enter into, execute or modify agreements on behalf of the Company including, without limitation, partnership agreements, limited liability company agreements, and leases or subleases of any real estate or personal property; to incur obligations for and on behalf of the Company for and in connection with its business; to borrow money and provide guarantees for the obligations of other Persons and, if required by any lender, as security therefor to mortgage, pledge and grant security interests in all or any part of the assets and other property owned by the Company; to repay, in whole or in part, refinance, consolidate, recast, increase, modify or extend any loans which may affect any of the assets and other property owned by the Company; and to execute any and all other documents and instruments and exercise all powers necessary or appropriate to carry out the business of the Company.

SECTION 2.03             Authorization.

(a)           Every contract, agreement, and other instrument executed on behalf of the Company by any Manager, or by the President, or (if such execution is authorized by a Majority of the Managers) by any other Officer of the Company, shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (i) the Company was in existence, (ii) this Agreement had not been terminated or canceled or amended in any manner so as to restrict such authority (except as shown in the Certificate or other instrument duly filed with the Secretary of State of the State of Delaware), and (iii) the execution and delivery of such instrument were duly authorized by the Managers and/or the Members to the extent required.

(b)           Any person or entity dealing with the Company may always rely on a certificate signed by any Manager, the President, any Senior Vice President, the Secretary or an Assistant Secretary:

(i)            as to who are the Managers, the Officers or the Member of the Company,

(ii)           as to the existence or nonexistence of any fact or facts which (A) constitute conditions precedent to acts by the Company, or (B) are in any other manner germane to the affairs of the Company,

(iii)          as to who is authorized to execute and deliver any instrument or document on behalf of the Company,

(iv)          as to the authenticity of any copy of this Agreement and amendments thereto, or

(v)           as to any act or failure to act by the Company, or as to any other matter whatsoever involving the Company or any Manager or Officer or Member of the Company.

SECTION 2.04             Actions by Managers. Approval of any action by the Company which under the terms of this Agreement requires approval by a Majority of the Managers may be granted either by a written consent signed by a Majority of the Managers or by an affirmative vote of a Majority of the Managers at a meeting held for such purpose either with or without prior notice.  Any Manager may participate in any such meeting by telephone if all Managers participating in any such meeting shall be able to hear the other participating Managers.  The participation of a Majority of the Managers shall constitute a quorum for all purposes.  If any action is approved by a Majority of the Managers but any Manager shall not sign any written consent by which, or shall not participate in any meeting at which, such approval was granted, the Secretary of the Company shall promptly provide to such Manager following the date of such written consent or meeting a copy of such written consent or minutes of such meeting.

SECTION 2.05             Actions by Members.  Approval of any action by the Company which under the terms of this Agreement requires approval by the Members may be granted by the written consent of Members holding more than fifty percent (50%) of the capital interests in the Company.

SECTION 2.06             Duty of Care. The Members each acknowledge that decisions concerning the Company’s activities will involve the exercise of judgment and a risk of loss.  The Managers, the Officers and their Affiliates shall not be liable to the Company or to the Members for any loss suffered by the Company or by the Members which arises out of any action or omission of a Manager, an Officer or any Affiliate of a Manager or an Officer, provided that (i) such Manager, Officer or Affiliate determined, in good faith, that such course of conduct was in, or not opposed to, the best interest of the Company or was otherwise permitted by this Agreement, and (ii) such course of conduct did not constitute gross negligence or willful malfeasance, a material breach of this Agreement, or an intentional violation of federal or state law by such Manager, Officer or Affiliate.  The Managers, the Officers, and their Affiliates shall not be liable for the negligence, whether of omission or commission, dishonesty or bad faith of any employee, broker or other agent of the Company selected by the Managers or the Officers with reasonable care.  Furthermore, the Managers, the Officers, and their Affiliates shall be entitled to indemnification by the Company to the extent provided in Article X hereof.

ARTICLE III

MEMBERS

SECTION 3.01             Name, Address, and Capital Contribution.  The name and current address of the Initial Member is as described in Schedule A hereto.  On and after the date of this Agreement, the Initial Member shall make to the Company either in cash or in other tangible or intangible property such Capital Contributions as shall be determined by the Initial Member, and other substitute or additional Members may make such additional Capital Contributions as may be agreed.  The Treasurer shall record each Member’s Capital Contributions on the financial records of the Company.

SECTION 3.02             Limited Liability.  In accordance with the Delaware Act, the liability of the Members to the Company and its creditors shall be limited to (i) any unpaid Capital Contribution which the Member has agreed to make to the Company;  (ii) the amount of any distribution previously received from the Company which the Members may be required to return to the Company pursuant to Section 18-607(b) of the Delaware Act; and (iii) the unpaid balance of other payments (if any) that the Members expressly are required, pursuant to this Agreement, to make to the Company.

SECTION 3.03             No Control of Company.  Except as otherwise provided in this Agreement, the Members, in their capacity as such, shall not take part in the management or control of the affairs of the Company, or undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

SECTION 3.04             Dissolution, Liquidation or Bankruptcy.  The dissolution, liquidation or bankruptcy of any Member shall not result in the termination of the Company, but the rights of the Members under this Agreement shall accrue to the Members’ successors, estate or legal representatives.  Except as expressly provided in this Agreement, no other event affecting the Members (including but not limited to insolvency) shall affect this Agreement.

ARTICLE IV

EXPENSES AND COMPENSATION

SECTION 4.01             Management Fee.  Unless otherwise agreed by a Majority of the Managers or the Members, the Company shall not be obligated to pay to any Manager (or to any Affiliate of any Manager) any fee or compensation for personal services rendered as Manager.  Notwithstanding the foregoing sentence, any Manager may receive fees or compensation directly from any Member (or its Affiliates) in such Manager’s capacity as an officer or employee of such Member or Affiliate.

SECTION 4.02             Expenses.  The Company shall be responsible for the payment from its own funds of all of the Company’s expenses.

ARTICLE V

DISTRIBUTIONS

SECTION 5.01             Amount, Timing and Form.  The Managers shall determine in their discretion the amount, timing and form of all distributions of Distributable Cash to be made by the Company to the Members.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.01             Allocations and Distributions of Profit or Loss.  The Company shall make distributions of profits or losses to the Members, and shall allocate such profits or losses for all tax purposes, solely in accordance with the provisions contained in this Article VI.

SECTION 6.02             Tax Classification.  For such periods that the Company has more than one Member, it shall elect for U.S. federal income tax purposes to be treated as a partnership.  For such periods that it has only one Member, the Company shall be treated for U.S. federal income tax purposes as a “disregarded entity” of which all of the beneficial interests are held by the sole Member.

SECTION 6.03             Tax Allocations.  Except as provided in Section 6.04 (which shall be applied first), Net Profits and Net Losses of the Company for any relevant period shall be allocated as described in this Section 6.03.

(a)           Net Profits of the Company for any relevant period shall be allocated as follows:

(i)            First, to any Members having negative Adjusted Capital Account balances, in proportion to and to the extent of such negative balances; and

(ii)           The balance, if any, to the Members in such proportions and in such amounts as would result in the Adjusted Capital Account balance of each Member equaling, as nearly as possible, such Member’s share of the then Company Capital.

(b)           Net Losses of the Company for any relevant period shall be allocated among the Members as follows:

(i)            First, to each Member with a positive Adjusted Capital Account balance, in the amount of such positive balance; provided, however, that if the amount of Net Losses to be allocated is less than the sum of the Adjusted Capital Account balances of all Members having positive Adjusted Capital Account balances, then the Net Losses shall be allocated to the Members in such proportions and in such amounts as would result in the Adjusted Capital Account balance of each Member equaling, as nearly as possible, such Member’s share of the then Company Capital; and

(ii)           The balance, if any, to the Members in proportion to their respective holdings of Shares.

(c)           If the amount of Net Profits or Net Losses allocable to the Members pursuant to this Section 6.03 is insufficient to allow the Adjusted Capital Account balance of each Member to equal such Member’s share of the Company Capital, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Adjusted Capital Account balances and their respective shares of the Company Capital in proportion to such differences.

(d)           Allocations of Net Profits and Net Losses provided for above shall generally be made as of the end of the fiscal year of the Company.

SECTION 6.04             Regulatory Allocations.  Notwithstanding the provisions of Section 6.03 above, the following allocations of Net Profits, Net Losses and items thereof shall be made in the following order of priority:

(a)           Items of income or gain for any taxable period shall be allocated to the Members in the manner and to the minimum extent required by the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2(f) and Treasury Regulation Section 1.704-2(i)(4).

(b)           All “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any year shall be allocated to the Members in the same manner as Net Profits or Net Losses; provided, however, that nonrecourse deductions attributable to “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Members in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(1).

(c)           Items of income or gain for any taxable period shall be allocated to the Members in the manner and to the extent required by the “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(d)           In no event shall Net Losses of the Company be allocated to a Member if such allocation would cause or increase a negative balance in such Member’s Adjusted Capital Account (determined, for purposes of this Section 6.04 only, by increasing the Member’s Capital Account balance by the amount the Member is obligated to restore to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c)).

(e)           If items of income, gain, loss or deduction are allocated to one or more Members pursuant to any of paragraphs (a), (b), (c) or (d) of this Section 6.04 (the “Original Allocation”), then subsequent items of income, gain, loss or deduction will first be allocated (subject to the provisions of this Section 6.04) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the Original Allocation not occurred; provided, however, that no such allocation shall be made pursuant to this paragraph (e) if either

(i)            the Original Allocation had the effect of offsetting a prior Original Allocation or

(ii)           the Original Allocation likely (in the opinion of the Company’s professional advisors) will be offset by another Original Allocation in the future (e.g., an Original Allocation of “nonrecourse deductions” under (b) above that likely will be offset by a subsequent “minimum gain chargeback” under (a) above).

(f)            Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of any property of the Company differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Code Section 704(c).

SECTION 6.05             Allocations Upon Transfer or Admission.  In the event that a Member acquires a capital interest in the Company either by transfer from another Member or by acquisition from the Company, the Net Profits, Net Losses, gross income, nonrecourse deductions and items thereof attributable to the interest so transferred or acquired shall be allocated among the Members based on a method chosen by the Managers, in their sole discretion, which method shall comply with Section 706 of the Code and shall be binding on all Members.  For purposes of determining the date on which the acquisition occurs, the Company may make use of any convention allowable under Section 706(d) of the Code.

SECTION 6.06             Financial Reports.  The Company shall prepare or cause to be prepared and provide to the Members, at the Company’s expense, not later than 90 days after the end of each fiscal year of the Company, such information as is necessary to complete federal and state income tax or information returns.

SECTION 6.07             Tax Matters Partner.  Whenever the Company has more than one Member, the Managers shall select and appoint a Member to serve as the “Tax Matters Partner” of the Company under Code Section 623l(a)(7) and to manage administrative tax proceedings conducted at the Company level.  The Tax Matters Partner shall make any necessary elections and take any other necessary steps required by applicable law for the Company to be treated as a partnership for United States federal, state, and local income tax purposes.

ARTICLE VII

DURATION OF THE COMPANY

SECTION 7.01             Term of Company. The term of the Company commences on the Effective Date and shall continue until the date on which the Company is dissolved as provided in Sections 7.02 or 7.03, or is dissolved by operation of law.

SECTION 7.02             Dissolution Upon Sale of Assets. The Company shall be dissolved in the event of the sale or distribution by the Company of all or substantially all of the assets of the Company.

SECTION 7.03             Dissolution by Written Consent of Members. The Members may dissolve the Company at any time by written consent executed by the Members, a copy of which shall be provided to the Managers.

ARTICLE VIII

LIQUIDATION OF THE COMPANY

SECTION 8.01             General Provisions.  Following the dissolution of the Company in accordance with Article VII hereof, the Company’s assets shall be liquidated in an orderly manner.  The Managers (or, at the Managers’ election, another Person selected by a Majority of the Managers) shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement.

SECTION 8.02             Liquidating Distributions. The liquidator shall pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors. Any Net Profit or Net Loss realized in connection with the liquidation of the Company shall be allocated to the Members pursuant to Article VI hereof, and the remaining assets of the Company shall then be distributed to the Members in accordance with their Capital Accounts.  In performing its duties, the liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the liquidator shall determine to be in the best interest of the Company and the Members.

SECTION 8.03             Expenses of Liquidator.  The expenses incurred by the liquidator in connection with winding up the Company, and all other losses or liabilities of the Company incurred in accordance with the terms of this Agreement, shall be borne by the Company.

SECTION 8.04             Duration of Liquidation. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise associated with such a winding up.

SECTION 8.05             Duty of Care. The liquidator shall not be liable to the Company or the Members for any loss attributable to any act or omission of the liquidator in good faith and in a manner such liquidator reasonably believed to be in, or not opposed to, the best interests of the Company in connection with the liquidation of the Company and distribution of its assets and provided that such act or omission did not constitute gross negligence, willful misconduct or a material breach of this Agreement.  The liquidator may consult with counsel, investment banking firms, consultants and accountants with respect to liquidating the Company and distributing its assets and may act or omit to act in accordance with the advice of such counsel, investment banking firms, consultants or accountants, provided they shall have been selected with reasonable care.

SECTION 8.06             No Liability for Return of Capital.  The liquidator(s), the Managers and their respective officers, directors, agents and Affiliates shall not be personally liable for the return of the Capital Contribution of the Members to the Company.

ARTICLE IX

TRANSFER OF INTERESTS

SECTION 9.01             Limitation on Transfer of Rights and Obligations of Managers.  The Managers shall not assign, pledge, mortgage, hypothecate, sell or otherwise dispose of or encumber all or any part of their rights or obligations under this Agreement without the prior written consent of the Members.

SECTION 9.02             Transfer of Member Interests.  Except as may otherwise be required to comply with applicable federal and state laws, the Members shall have the right to transfer all or any part of their interests in the Company by delivery to the Company of an assignment in writing duly executed by the transferring Member.

SECTION 9.03             Transfer of Profits Interests.  With the consent of a Majority of the Managers, the Company may grant any Person a percentage interest in the future Net Profits and Net Losses of the Company (a “Profits Interest”) whether for a fixed term or indefinitely, provided that (i) the grant does not include any capital interest in the Company or any right to share in the proceeds of the Company’s liquidation under Article VIII, and provided further that (ii) such grant is made in exchange for property or services afforded to the Company that are of equivalent value to the Profits Interest granted, as the Managers may determine in their sole and absolute discretion.  The grant of any Profits Interest shall not cause the transferee of such Profits Interest to become a Member.

ARTICLE X

INDEMNIFICATION

SECTION 10.01          General Provisions.

(a)           Subject to the limitations set forth below in this Article X, each of the Managers, the Officers, the Affiliates of the Managers and the Officers, and the liquidator (if any), (each such Person being referred to hereafter as an “Indemnitee”), shall be indemnified by the Company (but only out of Company assets, including the proceeds of liability insurance) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Indemnitee shall become a party or shall be threatened to become a party, by reason of the Indemnitee’s being at the time the cause of action arose or thereafter, a Manager, an Officer, an Affiliate of a Manager or an Officer,, a liquidator (if any), or a director, officer, member, partner, employee, consultant or other agent of any other organization in which the Company owns an interest, which other organization the Indemnitee serves or has served as director, officer, manager, member, partner, employee, consultant or other agent at the request of the Company (whether or not the Indemnitee continues to serve in such capacity at the time such action, suit or proceeding is brought or threatened). Each Indemnitee may be entitled to such indemnification notwithstanding that the Company has sold, assigned, distributed or otherwise transferred its investment in such other organization prior to the time that such action, suit or proceeding is brought or threatened.

(b)           The Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such action, suit or proceeding (i) not to have acted in good faith and in the reasonable belief that the Indemnitee’s action was in accordance with such Person’s obligations to the Company or to have acted with gross negligence or a willful disregard of his duties, or in breach of his fiduciary obligations, or (ii) with respect to any criminal action or proceeding, not to have had cause to believe beyond any reasonable doubt the Indemnitee’s conduct was criminal. In the event of settlement of any action, suit or proceeding brought or threatened, the indemnification provided for in this Article X shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the Person seeking indemnification, in the opinion of such counsel, did not act in good faith or acted with gross negligence or a willful disregard of such Person’s duties, or in breach of such Person’s fiduciary obligations, or, with respect to any criminal action or proceeding, that the Person seeking indemnification had reasonable cause to believe such Person’s conduct was criminal.

(c)           The right of indemnification provided for in this Article X shall be in addition to any rights to which any Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee.  Such Indemnitee shall first use reasonable efforts to pursue other readily available sources of indemnification before pursuing a claim for indemnification against the Company under this Article X.

SECTION 10.02          Advance Payment of Expenses.  The Company shall pay the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding, or in opposing any claim arising in connection with any potential or threatened civil or criminal action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such Indemnitee satisfactory to the Managers to repay such payment if he shall be determined to be not entitled to indemnification therefor as provided herein; provided, however, that in such instance the Indemnitee is not commencing an action, suit, or proceeding against the Company, or defending an action, suit or proceeding commenced against the Indemnitee by the Company, or opposing a claim by the Company arising in connection with any such potential or threatened action, suit or proceeding.

SECTION 10.03          Insurance.  At its election, the Managers may cause the Company to purchase and maintain insurance, at the expense of the Company and to the extent available, for the protection of the Managers, the Officers, the Affiliates of the Managers and the Officers, any liquidator, and the directors, officers, employees, consultants or other agents of any such Person, against any liability incurred by any such Person in any such capacity or arising out of his status as such, whether or not the Company has the power to indemnify such Person against such liability. The Managers may also cause the Company to purchase and maintain insurance for the protection of any officer, director, employee, consultant or other agent of any other organization in which the Company owns an interest or of which the Company is a creditor against similar liabilities, whether or not the Company has the power to indemnify any such Person against such liabilities.

ARTICLE XI

ACCOUNTING; RECORDS AND REPORTS

SECTION 11.01          Fiscal Year. The fiscal year of the Company shall be the calendar year, or such other year as required by the Code.

SECTION 11.02          Keeping of Accounts and Records.  At all times the Managers shall cause to be kept proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company.  Such books of account, together with (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate of the Company (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any of the aforesaid documents has been executed; and (iv) financial statements of the Company for each of the prior three years, shall at all times be maintained at the location specified in Section 1.02 hereof.

SECTION 11.03          Inspection Rights.  Until the liquidation of the Company has been completed, any Member may examine the Company’s books, records, accounts and assets,

including bank balances, and may make, or cause to be made, any audit thereof at the Company’s expense.

SECTION 11.04          Reports.  The Managers shall prepare and transmit to the Members at the Company’s expense such financial and other reports as shall be determined from time to time by the Members.

ARTICLE XII

WAIVER AND AMENDMENT

SECTION 12.01          Waiver and Amendment.  Except for any waiver or amendment of the provisions of Sections 2.06 and 10.01 through 10.03 hereof which would adversely affect any Manager (or any Affiliate of a Manager), the terms and provisions of this Agreement may be waived, modified, terminated or amended at any time by the Members. The Members shall not waive or amend any provision of Sections 2.06 or 10.01 through 10.03 hereof in such a manner as would adversely affect any Manager (or any Affiliate of a Manager) without the written consent of such Manager.

ARTICLE XIII

GENERAL PROVISIONS

SECTION 13.01          Notices.   Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements shall be in writing and shall be deemed to have been properly given by (i) personal delivery, (ii) first class mail, postage prepaid, (iii) electronic facsimile transmission, or (iv) courier service, addressed in each case: if to the Company, at the address where the Company’s books and records are maintained as specified in Section 1.02 hereof; if to a Manager, at such Manager’s address set forth in Schedule A; and if to a Member, to the Member’s address set forth in Schedule A, or, in each case, to such other address or addresses (and/or by e-mail or other manner of delivery) as the addressee may have specified by written notice as aforesaid.

SECTION 13.02          Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns and legal representatives of the parties hereto.

SECTION 13.03          Counterparts. This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be).

SECTION 13.04          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 13.05          Construction. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act shall be deemed to refer to such sections or provisions of the Code or the Delaware Act (or any successor legislation) as they may be amended after the date of this Agreement.

ARTICLE XIV

CERTAIN DEFINITIONS

SECTION 14.01          Certain Definitions.  For purposes of this Agreement, the following capitalized terms have the respective meanings set forth below:

“Adjusted Capital Account” means, for each Member, such Member’s Capital Account balance increased by such Member’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” as determined, respectively, pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5).

“Affiliate” means, with respect to the Person to which it refers, a Person that either (i) directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person or (ii) is the successor or assign to such Person.

“Agreement” means this Limited Liability Company Agreement, as it may be subsequently amended or restated from time to time.

“Capital Account” means a separate account maintained for each Member and adjusted in accordance with Treasury Regulations under Section 704 of the Code.  To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following:

(a)           There shall be credited to each Member’s Capital Account the amount of any cash actually contributed by such Member to the capital of the Company, the fair market value of any other property contributed by such Member to the capital of the Company, the amount of liabilities of the Company assumed by the Member or to which property distributed to the Member was subject and such Member’s share of the Net Profits of the Company and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member’s Capital Account the amount of all cash distributions to such Member, the fair market value of any other property distributed to such Member by the Company, the amount of liabilities of the Member assumed by the Company or to which property contributed by the Member to the Company was subject and such Member’s share of the Net Losses of the Company and of any items in the nature of losses or deductions separately allocated to the Members.

(b)           If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share of the Net Profits, Net Losses or items thereof that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values (taking Code Section 7701(g) into account) immediately prior to their distribution.

(c)           Upon (A) the acquisition of a capital interest in the Company in exchange for a Capital Contribution, or (B) the election of the Company, at any time specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the Capital Account balance of each Member shall be adjusted to the extent provided under such Treasury Regulation to reflect the Member’s allocable share (as determined under Article VI) of the items of Net Profits or Net Losses that would be realized by the Company if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on the day of the event giving rise to the adjustment; provided that, if after such adjustment the Capital Account of each Member does not equal each Member’s share of Company Capital determined as set forth above, then each Member’s Capital Account shall be adjusted to an amount equal to such share of Company Capital.

(d)           In the event any Membership interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest.

“Capital Contribution” means the aggregate amount of cash or other property contributed by a Member to the Company.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Carrying Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) the Carrying Values of all assets held by the Company shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an adjustment to the Capital Accounts of the Members described in paragraph (c) of the definition of “Capital Account.”  The Carrying Value of any asset whose Carrying Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Certificate” means the certificate of formation of the Company and any amendments or restatements thereof as filed with the Delaware Secretary of State under the Delaware Act.

“Code” means the United States Internal Revenue Code of 1986 (and any successor statute thereto), and the regulations promulgated thereunder, all as amended from time to time.

“Company Capital” means an amount equal to the sum of all of the Members’ Adjusted Capital Account balances determined immediately prior to the allocation of any Net Profits or Net Losses to the Members, pursuant to Article VI.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Distributable Cash” means all cash of the Company that the Managers determine is available for distribution to the Members after the payment or provision for payment by the Company of all expenses incurred by the Company and in collecting any amounts then owed to the Company and so attributable.

“Effective Date” shall mean the date upon which the Company files a Certificate of formation as a limited liability company with the Delaware Secretary of State pursuant to the Delaware Act.

“Indemnitee” shall have the meaning set forth in Section 10.01.

“Initial Member” shall mean Clean Harbors, Inc., a Massachusetts corporation.

“Majority of the Managers” means (i) at least four of the Managers if there are then six Managers, (ii) at least three of the Managers if there are then five or four Managers, (iii) at least two of the Managers if there are then three Managers, and (ii) both of the Managers if there are then only two Managers.

“Manager” means each of the Persons then serving as a Manager of the Company in accordance to Section 2.01 hereof, in his capacity as a Manager of the Company.

“Member” means the Initial Member for so long as it shall hold a capital interest in the Company, and each of such other or additional Persons as shall acquire a capital interest in the Company and be admitted as a Member from time to time, in accordance with the provisions of the Delaware Act.

“Net Profit” or “Net Loss” means, with respect to any fiscal year, the sum of the Company’s: (a) net profit or loss as determined in accordance with the Code, and (b) any income exempt from federal income tax, after deduction of all expenses properly chargeable to the Company for such fiscal year (whether deductible or non-deductible and whether described in Section 705(a)(2)(B) of the Code, treated as so described pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), or otherwise).  For this purpose, Net Profit or Net Loss shall be determined in accordance with tax accounting principles rather than generally accepted accounting principles, and any expenses required to be capitalized and included in the Company’s adjusted tax basis in any asset or which reduce the amount realized by the Company on the disposition of any asset shall be disregarded.

“Officers” means the President, the Treasurer, the Secretary, and any such other officers of the Company as shall be elected by a Majority of the Managers or by the Members in accordance with Section 2.02(a) hereof.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so admits.

“Treasury Regulations” mean the Regulations promulgated by the United States Department of the Treasury under the Code, as amended.

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the effective date first above written.

MANAGERS:

/s/ William J. Geary
William J. Geary

/s/ Eric W. Gerstenberg
Eric W. Gerstenberg

/s/ Alan S. McKim
Alan S. McKim

/s/ James M. Rutledge
James M. Rutledge

INITIAL MEMBER:

CLEAN HARBORS, INC.

By:	/s/ Alan S. McKim
Alan S. McKim
President and Chief Executive Officer

CLEAN HARBORS DEVELOPMENT, LLC

SCHEDULE A

Managers:	Members:

William J. Geary	CLEAN HARBORS, INC.
c/o Clean Harbors, Inc.	42 Longwater Drive
42 Longwater Drive	P.O. Box 9149
P.O. Box 9149	Norwell, MA 02061-9149
Norwell, MA 02061-9149

Eric W. Gerstenberg
c/o Clean Harbors, Inc.
42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149

Alan S. McKim
c/o Clean Harbors, Inc.
42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149

James M. Rutledge
c/o Clean Harbors, Inc.
42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149